Exhibit 10.1
EXECUTION VERSION

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE OF CLAIMS
This Confidential Separation Agreement and Release of Claims (this “Separation Agreement”) is entered into by and between, on the one hand, Jeffrey Kuehling (“you”) and, on the other hand, Kilroy Realty Corporation, a Maryland corporation (“KRC”), and Kilroy Realty, L.P., a Delaware limited partnership (“KRLP” and, together with KRC, “Kilroy”). KRC, KRLP, and you may be referred to herein jointly as “the Parties” or individually as “the Party.”

RECITALS

WHEREAS, KRLP has employed you as Executive Vice President, Chief Financial Officer and Treasurer pursuant to that certain Employment Agreement between you and Kilroy, dated July 30, 2024 (the “Employment Agreement”);

WHEREAS, Kilroy has decided to terminate your employment with KRLP, and any other position you may hold with KRLP and KRC (or either of them), effective as of August 11, 2026 (the “Separation Date”);

WHEREAS, Kilroy and you desire to establish an amicable arrangement for ending your employment relationship with KRLP to permit you to receive a separation payment, in exchange for a general release of claims; and

WHEREAS, you understand and acknowledge that you are waiving legal rights or claims under applicable state, federal, or local law by signing this Separation Agreement, and that you are freely and voluntarily entering into this Separation Agreement with a complete understanding of its terms and with the intent to be bound thereby.
NOW, THEREFORE, in consideration of the covenants, representations, warranties, terms, conditions, and releases set forth below, and for your receipt of the separation benefits described below, Kilroy and you agree as follows:

1SEPARATION FROM EMPLOYMENT

1.1The parties acknowledge and agree that, (a) on the Separation Date, Kilroy paid to you all salary, wages, and any and all other benefits and compensation that you earned through the Separation Date (to the extent not previously paid); and (b) following the Separation Date, except for the Separation Benefit (as defined below), you are not entitled to receive any further payments, benefits, or any other form of compensation from Kilroy. Without limiting the generality of the preceding sentence, you are not entitled to any bonus for the year in which the Separation Date occurred (except for the pro-rated bonus provided in Section 2.1.2) and you are not entitled to any additional equity award or other incentive from Kilroy. Except for any common stock of KRC that you may own outright, you acknowledge and agree that as of the Separation Date, you do not own and you have no right to receive, acquire, or possess any security, derivative security, or equity in KRC, KRLP, or either of their respective affiliated entities.

1.2Your employment with KRLP, and all other positions (as an officer, director, employee, member, manager and in any other capacity) you held with KRLP, KRC, or any of their respective affiliates, terminated as of the Separation Date. You agree that the Separation Date shall constitute the date of your “separation from service” from Kilroy (within the meaning of Internal Revenue Code Section 409A and the guidance promulgated thereunder).

1.3You and Kilroy hereby acknowledge and confirm that you have agreed to waive any notice of termination of your employment that would otherwise be required pursuant to Section
5.1 of the Employment Agreement and that the payments described in Section 2.1.4 hereof are provided to you in consideration for such waiver and in lieu of such notice.
1.4Except as expressly authorized by Kilroy in writing, on and after the Separation Date, you shall not represent or act, directly or indirectly, for or on behalf of, or otherwise as an agent of, or hold yourself out as an employee of, Kilroy or any one of the Kilroy Released Parties (as defined below in Section 4).

1.5By no later than ten (10) days after the Separation Date, you shall submit your final expense report detailing any outstanding business expenses incurred by you through the Separation Date, which will be reimbursed by Kilroy subject to and in accordance with its policy for reimbursing business expenses. No expenses shall be incurred by you on or after the Separation Date for or on behalf of Kilroy without express written authorization in advance.

1.6You shall direct any prospective employers to the Kilroy Human Resources Department, which will respond to any request for a reference by providing your dates of employment and last held position, unless written authorization is provided by you to disclose your most recent regular base salary, in which case such information may also be disclosed.
1.7You understand that your coverage under Kilroy’s group healthcare insurance plan shall cease on the last day of the month in which the Separation Date occurs, at which time you and your previously enrolled eligible dependents shall become eligible for continued healthcare coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) commencing with the month following the month in which the Separation Date occurs, provided that you make a timely election for COBRA coverage and you pay directly the monthly COBRA premiums necessary to continue such coverage, all in accordance with the applicable enrollment and payment procedures in effect from time to time (currently, COBRA enrollment and payments are made through Igoe Administration Services). Accordingly and except as provided in Section 2.1.3, Kilroy shall have no further obligation to pay for or to reimburse you for the cost of medical insurance benefits for you or any other previously enrolled dependents.

1.8You have a fully vested benefit under the Kilroy Realty Corporation 401(k) Plan (the “401(k) Plan”). Your benefit under the 401(k) Plan will be paid in accordance with the terms of that plan.

1.9You were previously awarded restricted stock units (“RSUs”) by Kilroy pursuant to certain Restricted Stock Unit Agreements (each, an “RSU Agreement”). As of the Separation Date, you had a total of approximately (i) 11,456 unvested, time-based and non-deferred RSUs

(the “Unvested Time-Based RSUs”) and (ii) 40,255 unvested, performance-based and non-deferred RSUs (the “Unvested Performance-Based RSUs” and together with the Unvested Time-Based RSUs, the “Unvested RSUs. Pursuant to the terms in the underlying RSU Agreements, the Unvested RSUs terminated as of the Separation Date and you have no further right with respect thereto or in respect thereof. The numbers of RSUs set forth above are approximate and include the crediting of dividend equivalents in accordance with the applicable award terms through August 11, 2026. In the event of any inconsistency or ambiguity between this Separation Agreement and the applicable RSU Agreement as to the payment of any RSU, the applicable RSU Agreement controls.

1.10You acknowledge and agree that (a) Kilroy has established an account Kilroy established at Shareworks by Morgan Stanley in your name (the “Shareworks Account”), (b) you will transfer all shares of your Kilroy common stock and cash amounts in the Shareworks Account to your personal brokerage and/or bank account as soon as possible, but by no later than November 30, 2026, and (c) Kilroy will remove your access to the Shareworks Account immediately following such date. Furthermore, in accordance with Kilroy’s Insider Trading Policy, you hereby acknowledge and agree not to buy, sell, or otherwise trade in any Kilroy securities while in possession of any material non-public information about Kilroy.
1.11Within five (5) days following the Separation Date, you agree to return to Kilroy, through coordination with its Human Resources Department, all Kilroy documents (and all copies thereof) and other Kilroy property which you have in your possession or control, including, but not limited to, Kilroy files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of KRC, KRLP, or any of their respective affiliates (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date. If you have used any personally owned computer, server, cloud storage account, or e-mail system to receive, store, review, prepare, or transmit any Kilroy confidential or proprietary data, materials or information, within five (5) days after the Separation Date, you shall provide Kilroy with a computer-useable copy of such information and then permanently delete and expunge such Kilroy confidential or proprietary information from those systems. You also agree that you will provide Kilroy with a complete list of all computer, device, and website log-in passwords that you used for Kilroy work purposes. Your timely compliance with this paragraph is a condition precedent to your receipt of the Separation Benefit (as defined below in Section 2.1.1) provided under this Separation Agreement. You further acknowledge and agree that you must abide by the terms of your Non-Competition, Non-Solicitation and Non-Disclosure Agreement, dated July 30, 2024 (the “Confidentiality Agreement”), specifically including (but not limited to) the provisions therein regarding return of Kilroy property and documents, and the non-use and nondisclosure of Kilroy’s trade secrets and confidential information. The Confidentiality Agreement is incorporated into this Separation Agreement as if fully set forth herein.

1.12For a period of two months following the Separation Date, in consideration for the payment described in Section 2.1.4, you agree to reasonably cooperate with Kilroy (without any consideration or compensation beyond that provided for in this Separation Agreement) regarding (a) the transition of your duties and responsibilities (or former duties and responsibilities, as the case may be), and (b) such other matters as Kilroy may from time to time reasonably request and as are within your skill, experience, or knowledge given your past service to Kilroy.

1.13As a limited and narrow exception to your obligation to return Kilroy property pursuant to Section 1.11, you may retain (a) any personnel or payroll records to which you are legally entitled; and (b) the mobile phone device and iPad Kilroy supplied to you, provided that (a) you promptly provide such device and iPad to Kilroy Information Technology (IT) so that all Kilroy-related information and material (or, as Kilroy Information Technology (IT) may determine, all information and material other than personal data and contact information) may be removed from such device, and (b) you cooperate with and as requested by Kilroy Information Technology (IT) in connection with the removal of such information and material (including, without limitation, by providing any applicable passwords and identifying any personal data or contact information on such device for retention).
2CONSIDERATION FOR YOUR RELEASES AND COVENANTS

2.1In consideration for the releases, covenants, promises, and obligations set forth in this Separation Agreement, Kilroy shall make the following payments and provide the following benefits to you under the terms and conditions set forth in this Section 2.1 below (the “Separation Benefit”), which payments or benefits Kilroy would not otherwise be obligated to make or provide to you and which constitute sufficient consideration for the releases, promises, and other terms and conditions of this Separation Agreement, provided that you shall have signed and dated this Separation Agreement, and comply with all of its terms and conditions:

2.1.1Kilroy shall pay you separation pay in the amount of One Million and Thirty-Eight Dollars and 40/100 ($1,000,038.40), subject to applicable payroll and tax withholdings. Such amount represents the sum of (i) your annual rate of base salary in effect as of your Separation Date and (ii) your target level of annual incentive bonus for 2026 (which is equivalent to 100% of your annual rate of base salary) and shall be paid to you in equal monthly installments (each representing the applicable fraction of such total benefit amount, rounded down to the nearest whole cent) over a period of twelve (12) consecutive months commencing with September 2026, with the first installment payable on (or within ten (10) days following) the sixtieth (60th) day following your Separation Date and to include each such installment that was otherwise (but for such 60-day delay) scheduled to be paid following your Separation Date and prior to the date of such payment.

2.1.2In addition, Kilroy shall pay you an amount equal to Three Hundred Eighty-Seven Thousand Six Hundred Eighty-Six Dollars and 11/100 ($387,686.11), subject to applicable payroll and tax withholdings, and subject to your complying with your obligations to provide transition services under Section 1.12, on (or within ten (10) days following) the sixtieth (60th) day following your Separation Date. Such amount represents your pro-rated annual incentive bonus for 2026 determined by multiplying (i) your target annual incentive bonus for 2026 by (y) a fraction, the numerator of which is the sum of the total number of days in 2026 you were employed by the Company plus sixty (60) days, and the denominator of which is the total number of days in such year.
2.1.3Should you duly elect continued healthcare coverage under COBRA, Kilroy shall pay the premiums for continued healthcare coverage under COBRA (for you and your eligible dependents) for eighteen (18) months covering September 2026, through and including February 2028 (the “COBRA Reimbursement”). Accordingly, after March 2028, Kilroy shall have no further obligation whatsoever to pay COBRA premium payments as a result of your election to be covered under COBRA or to provide notice to you regarding COBRA benefits. Commencing on February 1, 2028, should you wish to continue such COBRA coverage, you shall be solely responsible for making premium payments when due in a timely manner and for complying with any other obligations under COBRA. Notwithstanding the foregoing, should you obtain other medical insurance through new employment or otherwise prior to February 1, 2028, Kilroy’s obligation to provide the COBRA Reimbursement shall cease. You agree to promptly notify the Kilroy Human Resources Department should you obtain other medical insurance through new employment or otherwise. As to any COBRA Reimbursement payments provided for above, Kilroy’s current practice is to pay any required COBRA Reimbursement payments directly to the applicable plan/insurer, but it reserves the right to require you to make the applicable premium payments and then reimburse you for the same.

2.1.4In consideration for your waiver of notice referred to in Section 1.3 and in addition to the payments described above, Kilroy shall pay you an amount equal to Eighty-Three Thousand Three Hundred Thirty-Six Dollars and 54/100 ($83,336.54) (which represents one-sixth (1/6) of your annual rate of base salary in effect as of your Separation Date), such amount to be paid, subject to applicable payroll and tax withholdings, in accordance with Kilroy’s regular bimonthly payroll schedule for the sixty (60) day period following your Separation Date.

2.2Other than the Separation Benefit as set forth expressly in this Agreement, you acknowledge and agree that no other payments of any kind or in any amount shall be due and owing, or are due and owing, to you from Kilroy, or from any of the Kilroy Released Parties, as consideration for the releases set forth herein.

3NO REPRESENTATIONS AS TO TAXABILITY OF ANY PAYMENTS

Kilroy will withhold required federal, state, and local taxes from any and all payments contemplated by this Separation Agreement. Other than Kilroy’s obligation and right to make such withholdings, you will be responsible to pay any and all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this Separation Agreement (including but not limited to those imposed by Internal Revenue Code Section 409A).

4GENERAL RELEASE OF CLAIMS
4.1You, on your own behalf and on behalf of your descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledge full and complete satisfaction of and releases and discharges and covenants not to sue KRC, KRLP, each of their respective divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, the “Kilroy Released Parties”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with your employment or any other relationship with or interest in KRC, KRLP, or either of them, or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this Agreement set forth below, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, California Labor Code Section 132a, the California Family Rights Act, or any other federal, state or local law, regulation, ordinance, constitution or common law (collectively, the “Claims”); provided, however, that the foregoing release does not apply to any obligation of Kilroy to you pursuant to any of the following: (1) Section 2.1 of this Agreement; (2) any equity-based awards previously granted by Kilroy to you, to the extent that such awards continue after the termination of your employment with Kilroy in accordance with the applicable terms of such awards; (3) any right to indemnification that you may have pursuant to Kilroy’s bylaws, its corporate charter or under any written indemnification agreement with Kilroy (or any corresponding provision of any subsidiary or affiliate of Kilroy) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that you may in the future incur with respect to your service as an employee, officer or director of Kilroy or any of its subsidiaries or affiliates; (4) with respect to any rights that you may have to insurance coverage for such losses, damages or expenses under any Kilroy (or subsidiary or affiliate) directors and officers liability insurance policy; (5) any rights to continued medical and dental coverage that you may have under COBRA; (6) any rights to payment of benefits that you may have under a retirement plan sponsored or maintained by Kilroy that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended; or (7) any deferred compensation that you may be entitled to under a nonqualified deferred compensation plan of Kilroy.

4.2In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits you from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, you do waive, to the maximum extent permitted by law, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on your behalf arising out of any claim released pursuant to this Agreement. For clarity, and as required by law, such waiver does not prevent you from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. You acknowledge and agree that you have received any and all leave and other benefits that you have been and are entitled to pursuant to the Family and Medical Leave Act of 1993.
5WAIVER OF UNKNOWN CLAIMS

5.1This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Accordingly, you hereby expressly waive any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims. Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

5.2You acknowledge that you later may discover claims, demands, causes of action or facts in addition to or different from those which you now know or believe to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, you hereby waive, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.
6SPECIAL ADEA WAIVER

You expressly acknowledge and agree that by entering into this Agreement, you are waiving any and all rights or claims that you may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and that this waiver and release is knowing and voluntary. You and Kilroy agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date you sign this Agreement. You further expressly acknowledges and agrees that:

(a)In return for this Agreement, you will receive consideration beyond that which you were already entitled to receive before executing this Agreement;

(b)You are hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;
(c)You were given a copy of this Agreement on August 4, 2026, and informed that you have twenty-one (21) days within which to consider this Agreement and that if you wish to execute this Agreement prior to the expiration of such 21-day period you will have done so voluntarily and with full knowledge that you are waiving your right to have twenty-one (21) days to consider this Agreement; and that such twenty-one (21) day period to consider this Agreement would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Agreement in such twenty-one (21) day period after you received it;

(d)You were informed that you had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if you elect revocation during that time. Any revocation must be in writing and must be received by Kilroy during the seven-day revocation period. In the event that you exercise this revocation right, neither Kilroy nor you will have any obligation under this Agreement. Any notice of revocation should be sent by you in writing to Kilroy (attention Lauren Stadler, Executive Vice President, General Counsel and Secretary, at lstadler@kilroyrealty.com), so that it is received within the seven-day period following execution of this Agreement by you.

(e)Nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.
7NO TRANSFERRED CLAIMS

You represent and warrant to Kilroy that you have not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.
8NO ADMISSION OF LIABILITY; NON-DISPARAGEMENT

Each of KRC, KRLP and you expressly acknowledge and agree that by entering into this Separation Agreement, no Party admits or acknowledges the existence of any liability or wrongdoing to any other Party, all such liability being specifically and expressly denied. You agree that you shall not take any action yourself or through any third party, to disparage, criticize, or damage the reputation of KRC, KRLP, any of the Kilroy Released Parties, or any of their respective officers, directors, employees, businesses, business projects or properties, and that you shall not disparage KRC, KRLP, any of the Kilroy Released Parties, or any of their respective officers, directors, employees, businesses, business projects or properties, in the community-at-large or in the media, including the Internet, blogs, social media (such as Facebook, LinkedIn, Glassdoor, and X f/k/a Twitter), or other Internet access forum. Furthermore, Kilroy shall instruct the named executive officers of Kilroy not to make any such disparaging statements about you. Notwithstanding anything to the contrary herein, nothing in this Separation Agreement shall prohibit you or any of Kilroy’s named executive officers from providing truthful testimony in response to any court or arbitral order, subpoena, or government investigation or from providing truthful information to any governmental, regulatory, or administrative agency.

9REMEDY FOR BREACH OF SEPARATION AGREEMENT
9.1Without waiver of any rights or remedies set forth herein, which remedies may be pursued in arbitration by or for the benefit of each of the Parties and/or the Kilroy Released Parties, as a remedy for any proven breach, Kilroy shall be entitled as the prevailing Party to recover the entire Separation Benefit, with the exception of (i) cash paid pursuant to Section 2.1.1 in the total amount (before applicable withholdings) of Forty-One Thousand Six Hundred Sixty-Eight Dollars and 27/100 ($41,668.27), which sum the Parties agree shall be retained by you as good and valuable consideration for your releases and other covenants and agreements provided herein, and
(ii) cash paid pursuant to Section 2.1.4.
9.2Without limiting any and all available remedies at law or in equity, all of which shall be available and are not waived, the Parties agree that any breach of the terms of this Separation Agreement would result in irreparable injury and damage to either one of them, for which there is no adequate remedy at law. The Parties agree that the aggrieved Party (including any of the Kilroy Released Parties) shall be entitled to obtain a temporary restraining order and/or a preliminary injunction or permanent injunction, without the need to post a bond, for the purpose of restraining the other Party from engaging in prohibited activities or providing for such other relief as may be required to specifically enforce the terms of this Separation Agreement. The availability of injunctive relief shall be in addition to any other remedies to which the aggrieved Party may be entitled at law or in equity.

9.3All remedies expressly provided for in this Separation Agreement are in addition to any and all other remedies existing at contract, law or in equity. Resort to any remedy provided for in this Separation Agreement or provided for by contract, law or in equity will not prevent concurrent or subsequent award of other appropriate remedies or preclude a recovery of monetary damages and other compensation or restitution.

9.4The Parties agree that any action, cause of action, dispute, controversy or claim (collectively, “Dispute”) arising out of or in any way relating to this Separation Agreement, including without limitation the pursuit of relief under this Section 9, or the interpretation or application of this Separation Agreement or to the breach or threatened breach thereof, or your employment with Kilroy and its termination, or to any and all other matters between the Parties (and/or the Kilroy Released Parties), shall be resolved to the fullest extent provided by law by final and binding arbitration administered by JAMS before a single neutral arbitrator. The arbitration will be conducted pursuant to the Employment Arbitration Rules & Procedures and subject to the JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. The rules may be accessed at: https://www.jamsadr.com/rules-employment-arbitration/english. Under these rules, the Parties acknowledge and agree that: (a) a Party may file any claim in arbitration that could have been brought or filed in any court of law or in equity; (b) the prevailing Party shall recover any and all damages and all other relief that would otherwise be available at law or in equity, and should Kilroy be the prevailing party, then including without limitation the relief provided for in Section 9.1; (c) each Party is entitled to discovery sufficient to adequately arbitrate the Dispute, including access to essential documents and witnesses; (d) Kilroy shall pay the entire cost of the arbitrator and the arbitration forum costs; (e) the arbitrator shall issue a written decision stating the essential findings and conclusions on which the arbitration award is based, and sufficient to allow for judicial review to the fullest extent permitted by law including for legal error; and (f) except as required for judicial review or in response to court order, any and all proceedings shall be maintained in the strictest confidence by the Parties and their representatives, the arbitrator and any other participants in the arbitration proceedings. Each of the Parties hereby consents to the jurisdiction of the arbitrator, the authority of the arbitrator to award the relief provided for herein, and to JAMS to administer the arbitration, and to submit to said jurisdiction. Accordingly, each Party voluntarily, knowingly and intentionally waives the Party’s right to a jury trial and agrees to submit any Dispute to arbitration under the terms and conditions provided for herein. The venue of the arbitration shall be in the County of Los Angeles, specifically, at the JAMS offices located at 1925 Century Park E, 14th Floor, Los Angeles, CA 90067, unless the Parties mutually agree in a writing executed by both Parties to a different venue. The Parties agree that this Arbitration Agreement shall be governed by California Civil Procedure Code section 1280 et seq. and the Federal Arbitration Act (“FAA”), 9 U.S.C. section 1, et. seq., except when there is a conflict between the two the FAA will control. Nothing stated herein shall waive your right to elect to bring any claim of sexual assault or sexual harassment arising after the date of execution of this Separation Agreement in a civil court of law.
10INTEGRATED AGREEMENT

This Separation Agreement constitutes a fully integrated written contract expressing the entire agreement between Kilroy and you as to its subject matter. All prior and contemporaneous discussions, negotiations and writings have been and are merged with and integrated into, and are superseded by, this Separation Agreement. No representations, promises, agreements, or understandings, written or oral, not contained herein shall be of any force or effect. This Separation Agreement cannot be modified except by a writing executed by the Parties, including two authorized officers of Kilroy, hereto.
11SEVERABILITY

If any provision (or portion thereof) of this Separation Agreement is declared by an arbitrator or court of competent jurisdiction to be invalid or unenforceable, the remaining provisions (including other portions of a provision having an invalid portion) shall remain in full force and effect and, to the extent possible, the disputed provision shall be construed so that it may be valid and enforceable.

12NON-WAIVER

No waiver of any breach of any term or provision of this Separation Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Separation Agreement. No waiver shall be binding unless in writing and signed by the Party waiving the breach.

13GOVERNING LAW

Construction and interpretation of this Separation Agreement shall at all times and in all respects be governed by the laws of the State of California, without regard to the rules or principles of conflicts or choice of law that might look to any jurisdiction outside of the State of California.

14MISCELLANEOUS TERMS
Kilroy and you each represent, warrant and agree as follows:

14.1Each of the Parties has received, or has been given the opportunity to receive, prior independent legal advice from legal counsel and tax advisors of their choice with respect to the advisability of entering into this Separation Agreement, and the taxability of any payments and benefits set forth herein, and therefore no ambiguity shall be resolved against any Party by virtue of having participated in the drafting of this Separation Agreement.
14.2Each of the Parties represents that each has read this Separation Agreement carefully, knows and understands its contents, and has investigated the facts pertaining to this Separation Agreement to the extent that each deems necessary or desirable.
14.3The Section headings and titles contained in this Separation Agreement are inserted for convenience only, and they neither form a part of this Separation Agreement nor are they to be used in the construction or interpretation of this Separation Agreement. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders and the neutral. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.
14.4This Separation Agreement is personal to you and shall not be assignable by you except by operation of law. This Separation Agreement shall inure to the benefit of and be binding upon Kilroy and its respective successors and assigns and any such successor or assignee shall be deemed substituted for Kilroy under the terms of this Separation Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires ownership of Kilroy or to which Kilroy assigns this Separation Agreement by operation of law or otherwise.
14.5Kilroy and you shall each bear their own attorneys’ fees, costs, and expenses incurred with respect to the drafting, negotiation or execution of this Separation Agreement.
14.6The Parties consent and agree that this Separation Agreement may be signed using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the Party so signing as a paper copy bearing such Party’s hand-written signature. The Parties further consent and agree that (1) to the extent a Party signs this Separation Agreement using electronic signature technology, by clicking “sign,” such Party is signing their Separation Agreement electronically, and (2) the electronic signatures appearing on this Separation Agreement shall be treated, for purposes of validity, enforceability, and admissibility, the same as hand-written signatures. You represent that your signature on this Separation Agreement is knowing and voluntary and not induced by fraud, misrepresentation or coercion. The Parties agree that you may deliver and/or transmit the signed and dated Separation Agreement by e-email of a .pdf document to Lauren Stadler, Executive Vice President, General Counsel and Secretary, at lstadler@kilroyrealty.com, or by using such electronic signature technology.

15EFFECTIVE DATE OF SEPARATION AGREEMENT
The Effective Date of this Separation Agreement shall be the eighth (8th) day following the date on which you shall have signed this Separation Agreement (the “Effective Date”); provided that you shall not have revoked this Separation Agreement (or any portion of this Separation Agreement) pursuant to Section 6 above.
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IN WITNESS WHEREOF, this Separation Agreement has been duly executed by Kilroy and you.

Dated:	8/11/2026	/s/ Jeffrey Kuehling
JEFFREY KUEHLING

KILROY REALTY CORPORATION,
a Maryland Corporation

Dated:	8/10/2026		By:	/s/ Lauren Stadler
			Name:	Lauren Stadler
			Title:	EVP, General Counsel and Secretary

Dated:	8/10/2026		By:	/s/ Sherrie Sage Schwartz
			Name:	Sherrie Sage Schwartz
			Title:	CHRO

KILROY REALTY, L.P.,
a Delaware Limited Partnership

		By:	KILROY REALTY CORPORATION,
a Maryland Corporation
			Its:	General Partner

Dated:	8/10/2026		By:	/s/ Lauren Stadler
			Name:	Lauren Stadler
			Title:	EVP, General Counsel and Secretary

Dated:	8/10/2026		By:	/s/ Sherrie Sage Schwartz
			Name:	Sherrie Sage Schwartz
			Title:	CHRO

[Signature Page to the Confidential Separation Agreement and Release of Claims for Jeffrey Kuehling]
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